Exhibit 99.1

GNC Holdings, Inc. Announces $500 million Share Repurchase Authorization, Term Loan increase and repricing

PITTSBURGH, November 26, 2013 – GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today announced its Board of Directors has authorized a multi-year program to repurchase up to an aggregate $500 million of the Company’s Class A common stock.  The authorization is effective immediately.  The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  All previous share repurchase authorizations have been completed.

The Company also increased its Term Loan to $1,350 million.  Under the new terms, the maturity date was extended by one year to March 2019.  The loan bears interest at a rate per annum equal to the greater of the sum of the applicable Adjusted LIBO Rate and 0.75% plus the applicable margin of 2.50%.  The previous terms were for a rate equal to the sum of the greater of the applicable Adjusted LIBO Rate and 1.00% plus the applicable margin of 2.75%.  In connection with this repricing, lenders will receive a 1% premium if the Company consummates a “repricing transaction” within six months.

Joe Fortunato, Chairman, President and CEO stated “The continuation of our share repurchase program and evolution of our capital structure reaffirms our commitment to consistently return capital to shareholders, and reinforces our confidence in the fundamental strength and long-term prospects of the business.”

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.  As of September 30, 2013, GNC has more than 8,400 locations, of which more than 6,300 retail locations are in the United States (including 984 franchise and 2,206 Rite Aid franchise store-within-a-store locations) and franchise operations in 54 countries (including distribution centers where retail sales are made).

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain.  The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any ability to successfully integrate businesses that we acquire.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward- looking statements. For a listing of factors that may materially affect such forward -looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31,  2012 and subsequent our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Contacts:

Investors:                           Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029, or

Dennis Magulick, Vice President - Treasury & Investor Relations

(412) 288-4632

SOURCE:                                     GNC Holdings, Inc.

Web site:                                        http://www.gnc.com/